Exhibit (j) under Form N-1A
                                          Exhibit (23) under Item 601/Reg. S-K










CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 2-84751 of BBH Trust on Form N-1A of our reports dated August 13, 2004, appearing in the annual report to shareholders of BBH Money Market Fund (and the BBH U.S. Money Market Portfolio) for the year ended June 30, 2004 included in the Annual Report to Shareholders of the Fund.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP




Boston, Massachusetts
October 29, 2004